Exhibit 12

HCC Insurance Holdings, Inc. and Subsidiaries

Statement of Ratios

(unaudited, in thousands except ratios)

	Three months ended March 31,
	2012	2011
Net loss ratio
Loss and loss adjustment expense, net	$328,928	$347,586
Net earned premium	547,141	508,480
Net loss ratio (1)	60.1%	68.4%
(Net loss ratio = incurred loss and loss adjustment expense divided by net earned premium)

Expense ratio
Segment underwriting expense (2)	$138,844	$135,848
Segment revenue (3)	552,379	515,705
Expense ratio	25.1%	26.3%
(Expense ratio = segment underwriting expense divided by segment revenue)

Combined ratio	85.2%	94.7%
(Combined ratio = net loss ratio plus expense ratio)

Accident year net loss ratio
Loss and loss adjustment expense, net	$328,928	$347,586
Add: Favorable (adverse) development	-	(9,015)

Accident year net loss and loss adjustment expense	$328,928	$338,571

Accident year net earned premium	$547,141	$508,480
Accident year net loss ratio	60.1%	66.6%
(Accident year net loss ratio = accident year net loss and loss adjustment expense divided by accident year net earned premium)

Net paid loss ratio
Losses paid, net of reinsurance	$344,522	$297,123
Net earned premium	547,141	508,480
Net paid loss ratio	63.0%	58.4%
(Net paid loss ratio = losses paid, net of reinsurance, divided by net earned premium)

(1) Calculated for our insurance companies using financial data reported in accordance with generally accepted accounting principles.

(2) Sum of Other Expense for each of our insurance segments.

(3) Sum of Segment Revenue for each of our insurance segments.

HCC Insurance Holdings, Inc. and Subsidiaries

Statement of Ratios

(unaudited, in thousands except ratios)

	Three months ended March 31,
	2012	2011
Ratio of earnings to fixed charges
Interest factor of rent expense (4)	$1,312	$1,341
Interest expense	6,909	5,553
Capitalized interest	13	68

Total fixed charges	$8,234	$6,962

Earnings before income tax expense	$116,960	$62,879
Interest factor of rent expense (4)	1,312	1,341
Interest expense	6,909	5,553

Earnings per calculation	$125,181	$69,773

Ratio of earnings to fixed charges (5)	15.20	10.02

(4) Estimated to be 33% of total rent expense.

(5) Earnings per calculation divided by total fixed charges.